Exhibit 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made this 24th day of March, 2003, by and among First Reliance Bank (the “Bank”), First Reliance Bancshares, Inc. (the “Holding Company”), and A. Dale Porter (“Porter”), amends and supersedes that certain Executive Employment Agreement dated August 22, 2001, as amended by Amendment No. 1 to Executive Employment Agreement dated June 1, 2002, by and between the same parties (the “Executive Employment Agreement”).

          WHEREAS, Porter is, as of the date hereof, employed as Executive Vice-President, Senior Retail Officer, and Secretary of the Bank, and serves as Executive Vice-President, Senior Retail Officer, and Secretary of the Holding Company;

          WHEREAS, the parties intend for Porter to resign from his current executive officer positions with the Bank and the Holding Company, effective March 31, 2003, but to remain employed by the Bank in a non-executive officer position as of March 31, 2003; and

          WHEREAS, the parties desire to amend and restate the Executive Employment Agreement to reflect Porter’s position changes, compensation changes, and continued employment with the Bank;

          NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

          1.        Resignation.  Porter hereby resigns from his positions as Executive Vice-President, Senior Retail Officer, and Secretary of the Bank and the Holding Company, and from any other executive office he now holds at the Bank or the Holding Company, effective March 31, 2003, and until that date, the Bank will continue to employ and compensate Porter as provided in the Executive Employment Agreement.  Section 5.a. of the Executive Employment Agreement requires that Porter be paid a base salary from January 1, 2003 until March 31, 2003 of $26,033.25 because the median base salary of comparable executive officers of banks in the Southeastern United States with similar total assets based on the current Sheshunoff Information Services Survey is $104,133.00 per year.  Pursuant to Section 5.c. of the Executive Employment Agreement, in connection with the Holding Company’s upcoming secondary offering, even if the secondary offering is postponed beyond March 31, 2003, Porter shall be entitled to options to purchase at the offering price that number of shares equal to 5% of the total number of shares sold in the offering.  Such options shall vest as provided in the stock option plan adopted in connection with such offering.

          2.        Employment After Effective Date of Resignation.  Effective March 31, 2003, Porter will be employed by the Bank in a non-executive officer position, and he shall perform all duties, authorities, and responsibilities as assigned to him by the President of the Bank.  Porter will be on leave with no work responsibilities, but with continued compensation based on Section 5 of this Agreement, from March 31, 2003 until May 31, 2003.  Upon the conclusion of his leave on May 31, 2003, the parties anticipate that Porter will work 32 hours per week, on average, subject to reasonable leave.

          3.        Term.  The term of Porter’s employment (the “Term”) pursuant to Section 2 of this Agreement shall begin March 31, 2003 and shall be AT WILL, meaning that either party may terminate such employment at any time, with or without cause.  No termination of such employment shall affect Porter’s right to Deferred Compensation as described in Section 5.a. of this Agreement.

          4.        Place of Performance.  Porter shall be based in Florence, South Carolina, subject to reasonable travel necessary to the business of the Bank.

          5.        Compensation and Benefits.  In consideration of Porter’s performance of his duties during the Term, the Bank shall provide Porter with the following compensation and benefits:

a.

Deferred Compensation.  The Bank shall pay Porter deferred compensation (the “Deferred Compensation”) of $350,000.00 over a period of seven years and three months beginning April 1, 2003 and ending June 30, 2010 in 87 equal monthly installments of $4022.99.  The Deferred Compensation reflects the parties’ agreement regarding compensation payable with respect to the period that Porter served as an executive officer of the Bank and the Holding Company, and the Deferred Compensation is not conditioned on Porter’s rendition of any additional services.  The Deferred Compensation shall be payable in equal installments on the same dates as the Bank pays its regular payroll and shall be subject to the same withholdings and deductions as the Bank’s payroll.  In the event of Porter’s death, the Bank shall pay to his estate the Deferred Compensation that otherwise would have been paid to Porter up to and including the end of the fourth month after his death.

b.

Base Salary.  In addition to the Deferred Compensation, during the Term, the Bank shall pay Porter a Base Salary in an amount that is consistent with the Bank’s salary scales for an employee having substantially the same experience and duties as Porter and may be adjusted in accordance with the Bank’s normal salary payment practices.

c.	Incentive Bonus. During the Term, Porter shall be entitled to participate in all incentive bonus programs applicable to Bank employees having similar duties as Porter.

d.

Business Expenses.  During the Term, the Bank shall reimburse Porter for all reasonable and necessary expenses incurred by Porter in his performance of services hereunder, including, but not limited to, expenses for business travel, upon presentation of itemized accounts and receipts for any single expense in excess of $50.00.  Business mileage shall be reimbursed at the IRS approved rate.  Reimbursement for airfare other than coach class shall require the prior written approval of the Board of Directors.

e.

Other Benefits.  During the Term, Porter shall be entitled to participate in all other benefits accorded to Bank employees having similar duties as Porter subject to the same conditions applicable to all Bank employees generally.

f.

Withholding.  The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with the applicable federal and state income, FICA, and other withholding requirements.

          6.        Confidentiality.

a.	For the purposes of this Agreement, “Confidential Information” means any data or information that is material to the Bank or the Holding Company and not generally known by the public.

b.

Porter agrees to abide by all of the Bank’s and the Holding Company’s rules and procedures designed to protect their Confidential Information and to preserve and maintain all such information in strict confidence during Porter’s employment with the Bank and as long thereafter as the Confidential Information remains, in the opinion of the Bank or the Holding Company, proprietary and confidential to the Bank or the Holding Company.  Porter agrees not to use, disclose, or in any other way disseminate any Confidential Information to any person not properly authorized by the Bank and the Holding Company.

          7.        Return of Materials.  Upon the request of the Bank or the Holding Company, and in any event upon termination of Porter’s employment, Porter must deliver promptly to the Bank or the Holding Company all memoranda, notes, records, and other documents pertaining to the business of the Bank or the Holding Company (including all copies of such materials and regardless of the medium containing such materials) and all materials involving any Confidential Information of the Bank or the Holding Company.  Upon request from the Bank or the Holding Company, Porter shall deliver promptly to the Bank and the Holding Company a sworn affidavit that he has complied fully with this requirement.

          8.        Restrictive Covenant.  In consideration of his employment by the Bank, Porter agrees that in addition to any other limitation, for a period of one year after the termination of his employment hereunder, he will not manage, operate, be employed by, participate in (other than as a customer), or be connected in any manner with the management, operation, or control of any community, commercial, or consumer bank within a 50-mile radius of any branch of the Bank.

          9.        Remedies for Breach of Employment Contract.  Irreparable harm shall be presumed if Porter breaches the covenants contained in Sections 6, 7, or 8 of this Agreement. The faithful observance of such covenants is an essential condition to Porter’s employment, and the Bank and the Holding Company are depending upon absolute compliance.  Damages would be very difficult to ascertain if Porter breached any such covenant.  This Agreement is intended to protect the proprietary rights of the Bank and the Holding Company and to acknowledge Porter’s access to the Bank’s and the Holding Company’s proprietary information in the course of his employment by the Bank and/or the Holding Company.  In light of these facts, Porter agrees that any court of competent jurisdiction may immediately enjoin any breach of this Agreement, upon the request of the Bank or the Holding Company, and Porter specifically releases the Bank and the Holding Company from the requirement to post any bond in connection with any temporary or interlocutory injunctive relief, to the extent permitted by law.

          10.        Notices.  All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Bank:	President
First Reliance Bank
P.O. Box 5658
Florence, South Carolina 29502

With copy to:	M. Craig Garner, Jr., Esq.
McNair Law Firm, P.A.
P.O. Box 11390
Columbia, South Carolina 29211

With copy to:	Leonard Hoogenboom, Chairman
1211 W. Evans St.
Florence, South Carolina 29501

To the Holding Company:	President
First Reliance Bancshares, Inc.
P.O. Box 5658
Florence, South Carolina 29502

With a copy to:	M. Craig Garner, Jr., Esq.
McNair Law Firm, P.A.
P.O. Box 11390
Columbia, South Carolina 29211

With copy to:	Leonard Hoogenboom, Chairman
1211 W. Evans St.
Florence, South Carolina 29501

To Porter:	Mr. A. Dale Porter
First Reliance Bank
2170 West Palmetto Street
Florence, South Carolina 29501

With copy to:	David E. Dubberly, Esq.
Nexsen, Pruet, Jacobs & Pollard, L.L.C.
P.O. Box 2426
Columbia, South Carolina 29202

          11.        Successors; Binding_ Agreement.  This Agreement shall be binding on and inure to the benefit of any successors to the Bank or the Holding Company, including any person or entity that may acquire all or part of the ownership interest in the Bank or the Holding Company through merger, consolidation, reorganization, or otherwise.  Upon acquisition of all or part of the ownership interest in the Bank or the Holding Company, the acquiring person or entity shall be deemed to be substituted for the Bank or the Holding Company for all purposes under this Agreement.  This Agreement shall be binding on Porter and shall inure to the benefit of and be enforceable by Porter’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  In the event of Porter’s death, the Bank shall pay to Porter’s devisee, legatee, or other designee, or if there be no such designee, to Porter’s estate the Deferred Compensation that otherwise would have been paid to Porter pursuant to Section 5.a. of this Agreement, plus all Base Salary that is accrued as of the date of his death and payable to Porter pursuant to Sections 5.b. of this Agreement.

          12.        Modification, Waiver or Discharge.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Porter, an authorized officer of the Bank, and an authorized officer of the Holding Company. No waiver by any party hereto at any time of any breach by another party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties, or obligations that Porter, the Bank, or the Holding Company may have under any other written agreement among such parties (except the Executive Employment Agreement), under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by the Bank or the Holding Company or under any established personnel practice or policy applicable to Porter.

          13.        Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of South Carolina.

          14.        Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which latter shall remain in full force and effect.

          15.        No Right of Set-off or Counterclaim.  There shall be no right of set-off or counterclaim, in respect of any claim (other than a claim for violation of this Agreement), debt, or obligation against any payments to Porter, his beneficiaries, or estate provided for in this Agreement.

          16.        Non-Assignability.  No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.  Any of the foregoing to the contrary notwithstanding, this provision shall not preclude Porter from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of Porter’s estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy applicable to his estate.

          17.        Enforcement of Agreement, Attorneys’ Fees.  In the event litigation is commenced by Porter against the Bank or the Holding Company in seeking to obtain or enforce any right, benefit or payment under this Agreement or to enforce any obligation of the Bank or the Holding Company described herein, then, provided Porter shall prevail in such litigation, the Bank or the Holding Company, as the case may be, shall be obligated to pay all reasonable expenses (including without limitation all reasonable attorney’s fees and court costs) paid or incurred by Porter in connection with such litigation.

          18.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          19.        Releases.  Each party’s execution and delivery of this Agreement constitutes such party’s acknowledgement that it is not aware of any facts (including any omissions) that may provide that party with a claim or defense with respect to the Executive Employment Agreement through the date hereof, AND such party’s release of any such claim or defense that may have accrued to such party through the date hereof.  Such acknowledgement and release shall be binding upon the respective heirs, successors, assigns, and legal representatives of the parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST RELIANCE BANK

By:	/s/ F. R. Saunders, Jr.

Its:	President

By:	/s/ Leonard Hoogenboom

Its:	Chairman

FIRST RELIANCE BANCSHARES, INC.

By:	/s/ F. R. Saunders, Jr.

Its:	President

By:	/s/ Leonard Hoogenboom

Its:	Chairman

/s/ A. Dale Porter

A. Dale Porter